Exhibit 99.1

MEDIA RELEASE	FOR IMMEDIATE RELEASE – March 2, 2020

Contact:

Robin Gantt

Chief Financial Officer

Northwest Pipe Company
360-397-6325 • rgantt@nwpipe.com

Northwest Pipe Company Reports Strong Profitability and Backlog and

Announces Fourth Quarter Conference Call

Fourth Quarter Highlights

•	The Company achieved its highest quarterly gross profit since 2013, with significant increases from the fourth quarter of 2018:
o	Net sales of $72.2 million, an increase of 25.5%
o	Gross profit of $16.9 million, an increase of 149.4%
o	Gross profit margin of 23.4%, compared to 11.8%
o	Operating income of $12.3 million, an increase of 354.5%
•

Net income per diluted share of $1.22 compared to $0.02 in the fourth quarter of 2018 and adjusted net income per diluted share of $1.23 compared to $0.27 in the fourth quarter of 2018. See the Company’s Reconciliation of Non-GAAP Financial Measures below

•	Backlog including confirmed orders of $258 million, a new year-end record for the Company
•	Cash increased $19.3 million in the fourth quarter
•	The acquisition of Geneva Pipe Company, Inc. (“Geneva Pipe and Precast” or “Geneva”) was completed on January 31, 2020 for $49.4 million

Full-year Highlights

•	The Company achieved its highest annual gross profit since 2008, with significant increases from 2018:
o	Net sales of $279.3 million, an increase of 62.3%
o	Gross profit of $47.2 million, an increase of 290.1%
o	Gross profit margin of 16.9%, compared to 7.0%
o	Operating income of $28.7 million, compared to an operating loss of $3.0 million
•

Net income per diluted share of $2.85 compared to $2.09 in 2018 and adjusted net income per diluted share of $2.73 compared to loss of $0.18 in 2018. See the Company’s Reconciliation of Non-GAAP Financial Measures below

•	The Company repaid $11.5 million of debt outstanding at the end of 2018 and ended the year with $31.0 million of cash

VANCOUVER, Washington: Northwest Pipe Company (Nasdaq: NWPX), an industry leader of engineered pipeline systems for water infrastructure, announced today its financial results for the quarter and year ended December 31, 2019. The Company will broadcast its fourth quarter 2019 earnings conference call on Tuesday, March 3, 2020 at 7:00 am PST.

Outlook – “We concluded 2019 with a backlog that was at a year-end record of $258 million. The strong market conditions, focus on margin over volume, and cost reduction activity lead to a fourth quarter that had the highest gross margin since 2013 and a full year that had revenue and gross profit that were close to historical highs,” said Scott Montross, President and CEO of the Company. “Our acquisition of Geneva Pipe and Precast opens avenues for growth by significantly expanding the available market and by adding innovative products that are expected to provide organic growth opportunities. For the legacy Northwest Pipe business, we expect the first quarter to be affected by weather delays and jobs that are slow getting started. Revenue is projected to be in line with the first quarter of 2019 with gross margins that are four to five percentage points higher. The new Geneva plants are expected to add several million dollars in revenue.”

Fourth Quarter 2019 Results

Net sales increased 25.5% to $72.2 million in the fourth quarter of 2019 from $57.5 million in the fourth quarter of 2018 due to a 43% increase in tons produced, partially offset by a 12% decrease in selling price per ton. The increase in tons produced was due to increased demand. The decrease in selling price per ton was due to a change in product mix.

Gross profit increased 149.4% to $16.9 million (23.4% of net sales) in the fourth quarter of 2019 from $6.8 million (11.8% of net sales) in the fourth quarter of 2018. The increase in gross profit was primarily due to increased production volume, as well as net insurance recoveries. During the fourth quarter of 2019, the Company recorded $1.3 million of business interruption insurance proceeds net of incremental production costs resulting from the fire at the Company’s Saginaw facility.

Net income was $12.0 million, or $1.22 per diluted share, in the fourth quarter of 2019, which included $0.1 million in costs associated with our acquisition of Geneva. Net income in the fourth quarter of 2018 was $0.1 million, or $0.02 per diluted share, which included charges associated with the acquisition of Ameron Water Transmission Group, LLC (“Ameron”) as well as other non-recurring items that totaled $2.4 million, net of taxes. Excluding the one-time, non-recurring items identified in the Company’s Reconciliation of Non-GAAP Financial Measures, adjusted net income per diluted share was $1.23 in the fourth quarter of 2019 compared to $0.27 in the fourth quarter of 2018.

Backlog represents the balance of remaining performance obligations under signed contracts (“Backlog”). Backlog was $199 million as of December 31, 2019 compared to $211 million as of September 30, 2019 and $81 million as of December 31, 2018. The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“Confirmed Orders”). Backlog including Confirmed Orders was $258 million as of December 31, 2019 compared to $270 million as of September 30, 2019 and $252 million as of December 31, 2018.

Full Year 2019 Results

Net sales increased 62.3% to $279.3 million in 2019 from $172.1 million in 2018. The increase in net sales was primarily due to an 81% increase in tons produced, partially offset by a 10% decrease in selling price per ton. The increase in tons produced was due to increased demand coupled with the acquired Ameron operations. The decrease in selling price per ton was due to a change in product mix.

Gross profit increased 290.1% to $47.2 million (16.9% of net sales) in 2019 from $12.1 million (7.0% of net sales) in 2018. The increase in gross profit was primarily due to increased production volume coupled with the addition of the Ameron operations. This increase was partially offset by unrecovered incremental production costs of $1.6 million in 2019 resulting from the fire at our Saginaw facility. Any insurance recoveries associated with these costs will be recorded as they are received in future quarters as we work with our insurer to settle the remaining claim.

Net income was $27.9 million, or $2.85 per diluted share, in 2019 which included $2.3 million of other income ($1.7 million net of taxes) related to a favorable legal settlement involving certain pipe produced at the Company’s former Houston, Texas and Bossier City, Louisiana facilities and $0.6 million ($0.5 million net of taxes) of acquisition costs. Net income was $20.3 million, or $2.09 per diluted share in 2018 which included a $20.1 million bargain purchase gain from the acquisition of Ameron as well as items identified in the Company’s Reconciliation of Non-GAAP Financial Measures table. Excluding the one-time, non-recurring items, adjusted net income per diluted share was $2.73 in 2019 compared to adjusted net loss per diluted share of $0.18 in 2018.

Conference Call – The Company will hold its fourth quarter 2019 earnings conference call on Tuesday, March 3, 2020 at 7:00 am PST. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, on the Investor Relations page. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Tuesday, March 31, 2020 by dialing 1-800-964-3648 passcode 6301.

About Northwest Pipe Company – Founded in 1966, Northwest Pipe Company is the largest manufacturer of engineered steel water pipeline systems in North America. The Company produces high-quality engineered steel water pipe, bar-wrapped concrete cylinder pipe, Permalok® steel casing pipe, precast and reinforced concrete products through Geneva Pipe and Precast, as well as custom linings, coatings, joints, and one of the largest offerings of fittings and specialized components in North America. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements – Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate Geneva and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, the impacts of recent U.S. tax reform legislation on our results of operations, the adequacy of the Company’s insurance coverage, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and natural disasters, and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures – The Company is presenting Backlog including Confirmed Orders, Adjusted net income (loss), and Adjusted diluted net income (loss) per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net sales	$72,245	$57,544	$279,317	$172,149
Cost of sales	55,325	50,761	232,133	160,053
Gross profit	16,920	6,783	47,184	12,096
Selling, general, and administrative expense	4,643	4,140	18,495	16,663
Gain on sale of facilities	-	(200)	-	(2,960)
Restructuring expense	-	142	-	1,364
Operating income (loss)	12,277	2,701	28,689	(2,971)
Bargain purchase gain (adjustment)	-	(1,800)	-	20,080
Other income	1,407	18	4,383	267
Interest income	10	11	40	267
Interest expense	(107)	(198)	(472)	(583)
Income before income taxes	13,587	732	32,640	17,060
Income tax expense (benefit)	1,571	584	4,738	(3,252)
Net income	$12,016	$148	$27,902	$20,312

Net income per share:
Basic	$1.23	$0.02	$2.86	$2.09
Diluted	$1.22	$0.02	$2.85	$2.09

Shares used in per share calculations:
Basic	9,747	9,735	9,741	9,726
Diluted	9,816	9,735	9,779	9,733

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$31,014	$6,677
Trade and other receivables, net	38,026	34,394
Contract assets	91,186	74,271
Inventories	30,654	39,376
Prepaid expenses and other	4,159	4,795
Total current assets	195,039	159,513
Property and equipment, net	99,631	103,447
Other assets	15,575	8,390
Total assets	$310,245	$271,350

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,493	$19,784
Accrued liabilities	13,792	7,963
Contract liabilities	12,281	3,745
Total current liabilities	41,566	31,492
Borrowings on line of credit	-	11,464
Other long-term liabilities	20,521	9,804
Total liabilities	62,087	52,760

Stockholders' equity	248,158	218,590
Total liabilities and stockholders’ equity	$310,245	$271,350

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net Income, as reported	$12,016	$148	$27,902	$20,312
Adjustments for non-recurring items:
Bargain purchase (gain) adjustment	-	1,800	-	(20,080)
Gain on sale of facilities	-	(200)	-	(2,960)
Acquisition-related costs	114	599	629	2,616
Restructuring expense	-	142	-	1,364
Legal settlement other income	-	-	(2,284)	-
Estimated tax impact of non-recurring items	(30)	95	433	(3,000)
Adjusted net income (loss)	$12,100	$2,584	$26,680	$(1,748)

Diluted income per share, as reported	$1.22	$0.02	$2.85	$2.09

Adjusted diluted income (loss) per share	$1.23	$0.27	$2.73	$(0.18)